Exhibit (a)(61)

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
June 14, 2007		678.254.7442
		tad.hutcheson@airtran.com

Investor Contacts:
Jennifer Shotwell		Judy Graham-Weaver
Or Alan Miller		678.254.7448
Innisfree M&A Incorporated		judy.graham-weaver@airtran.com
212.750.5833

AIRTRAN HOLDINGS, INC., COMMENTS ON PRELIMINARY RESULTS OF MIDWEST PROXY ELECTION

ORLANDO, Fla. (June 14, 2007) — AirTran Holdings, Inc. (NYSE: AAI) today announced that preliminary voting tabulations conducted by its proxy solicitor, Innisfree M&A Incorporated, indicate that AirTran’s three nominees—John Albertine, Jeffrey Erickson, and Charles Kalmbach—have been elected to replace three of Midwest’s incumbent directors on the Midwest board and received an estimated 65 percent of shares voted. According to Midwest, certification of the results by the independent inspectors of election, IVS Associates, is expected to be announced on June 26, 2007, following which it is expected that the directors-elect will become members of the Midwest Board.

“This is an important victory for all Midwest shareholders,” said Joe Leonard, AirTran’s chairman and chief executive officer. “There is clearly a strong desire among Midwest shareholders for positive corporate governance change and for Midwest to fully and fairly consider the merits of a combination with AirTran. We believe these three new directors will bring a fresh, independent perspective to the Midwest board and will encourage the board to fully explore its strategic options, including sitting down with us to fully evaluate how a merger with AirTran can provide greater value for the Midwest shareholders, employees and customers.”

About AirTran Airways

AirTran Airways, a Fortune 1000 company and one of America’s largest low-fare airlines with more than 8,600 friendly, professional Crew Members, operates more than 700 daily flights to 56 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

- more -

Financial and Legal Information

This document relates, in part, to the offer (the “Offer”) by AirTran Holdings, Inc., (“AirTran”) through its wholly-owned subsidiary, Galena Acquisition Corp. (“Galena”), to exchange each issued and outstanding share of common stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), (collectively the “Rights” and together, the "Midwest Shares"), for consideration consisting of a combination of cash and common stock, par value $0.001 per share (“AirTran Common Stock”), of AirTran having an aggregate value of $15.00 per share, comprised of $9.00 in cash and 0.5842 of a share of AirTran common stock.

The Offer currently is scheduled to expire at 12:00 Midnight, New York City time on August 10, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the Offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The Offer is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, or by one or more registered broker or dealers under the laws of such jurisdiction.

AirTran has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran common stock to be issued to holders of Midwest shares in the offer (the “Registration Statement”). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the registration statement (the “Prospectus”), and the related Letter of Transmittal, which also are exhibits to the Schedule TO.

Investors and security holders are urged to read the Registration Statement, as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information.

Investors and security holders may obtain a free copy of the Registration Statement, the Schedule TO, and amendments and supplements to such respective documents at http://www.sec.gov. The Registration Statement, the Schedule TO, and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827, or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

# # #

2